Exhibit 10.2

ASM International N.V.

ASM INTERNATIONAL N.V.

MANAGEMENT BOARD MEMBER INDEMNIFICATION

ASM International N.V.

PARTIES:

1	ASM International N.V., a public limited liability company incorporated under the laws of the Netherlands with corporate seat at Bilthoven (hereinafter the “Company”)];

2	[Name member of the Management Board], residing at [place], [country], (the “Board Member”);

The Board Member and the Company are also collectively referred to as “Parties” and each individually as a “Party”.

WHEREAS:

A.	the Board Member is a member of the management board of the Company (“Raad van bestuur”), as referred to in article 17 of the articles of association of the Company;

B.	in his capacity the Board Member may be liable towards the Company as well as towards third parties (which includes, for the avoidance of doubt, shareholders of the Company) for damage that is a result of a failure to perform his duties (“onbehoorlijke taakvervulling”) and / or an unlawful act or omission (“onrechtmatige daad”) and may be subject to administrative and / or criminal sanctions or penalties;

C.	the Company wishes to indemnify the Board Member for certain liabilities, sanctions and penalties to the extent permitted by law;

ASM International N.V.

HEREWITH AGREE AS FOLLOWS:

Limitation of liability and indemnification

1.1	To the maximum extent permitted by law the Board Member shall not be liable to the Company for damage that is a result of a failure to perform or breach of his duties and the Company shall not claim damages for such failure, except in cases of willful misconduct or gross negligence under applicable law (“opzet of bewuste roekeloosheid” under Dutch law) of the Board Member.

The Company shall also indemnify the Board Member against all claims of companies in which the Company is a member of the management board, whereby the duties of such member of the management board are in fact performed by the Board Member, based on a failure to perform or breach of such duties, except in cases of willful misconduct or gross negligence of the Board Member.

Similarly the Company shall indemnify the Board Member against all claims based on the Board Member serving in any capacity for the benefit of or at the direction of the Company or any company affiliated to the Company.

1.2	The Company shall, except in cases of willful misconduct or gross negligence of the Board Member indemnify the Board Member against all claims of third parties based on an unlawful act or omission of the Board Member in the performance of his duties, including payments for the settlement of such claims, provided the terms of such settlement will have been approved by the Company, such approval not to be unreasonably withheld.

1.3	The Company shall compensate, by advancing such costs as they are incurred, the Board Member for all costs, including penalties, fines, damages and settlement payments, that the Board Member incurs as a result of administrative, criminal or similar sanctions relating to the performance of his duties, except in cases of willful misconduct or gross negligence of the Board Member.

1.4	The limitation of liability and indemnification in this agreement will continue to apply, also when the Board Member is no longer a member of the management board of the Company, in respect of failure to perform or breach of duties which occured while the Board Member was a member of the management board of the Company.

1.5

The limitation of liability and the indemnifications under articles 1.1, 1.2 and 1.3 above can be invoked also if pursuant to article 7:661 Dutch Civil Code or article 6:170 Dutch Civil Code a court has ruled in any individual case that the circumstances of the case dictate that in the internal relationship between the Board Member and the Company the Board Member is held to pay damages to the Company or to contribute to payment

ASM International N.V.

of damages to a third party but only to the extent there is no willful misconduct or gross negligence.

1.6	The Company and the Board Member shall duly and reasonably observe all rules of any liability insurance policies that have been taken to cover any risk which may also be deemed to be covered by this agreement, including specifically any rules relating to the repudiation of liability, the timely notification of the insurer and the instruction of advisors and legal counsel, but for the purposes of this agreement Parties shall not be bound by any determinations made under such policies.

1.7	The Company shall compensate the Board Member for costs of legal and financial and other expert advice incurred in the assessment of possible liability and defence against any claim, sanction, penalty or fine as referred to in articles 1.1, 1.2 and 1.3, including an award of court fees (proceskostenveroordeling) and shall advance such costs as they are incurred.

The Board Member will have the right to determine which advisors and counsel will be instructed to act on his behalf but he shall not appoint any advisor or counsel, which is not acceptable to the Company.

1.8	In the event it is established that the Board member is not entitled to be indemnified under this agreement, any costs advanced by the Company pursuant to article 1.3 or article 1.7 shall be reimbursed by the Board Member.

1.9	This indemnification shall be effective as of the date of appointment of the Board Member.

Partial invalidity

2.1	If any one of the provisions of this agreement or part thereof shall be held to be invalid by any applicable laws then parties shall in mutual consultation replace such invalid provision or part thereof by a valid provision that remains as close as possible to the original wording and purpose of the provision to be replaced.

Applicable law / Competent court

3.1	This agreement is governed by the laws of the Netherlands.

ASM International N.V.

3.2	All disputes resulting from this agreement or any agreements related hereto shall be submitted exclusively to the competent court in Amsterdam, notwithstanding the right to appeal.

Bilthoven,

ASM International N.V. By:P.C. van den Hoek Chairman of the Supervisory Board	ASM International N.V. By: A.H. del Prado President & CEO

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[ Name member of the Management Board]